Exhibit 107
Calculation of Filing Fee Tables
Form
F-1
(Form Type)
OBOOK Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common shares, par value US$0.001 per share	Rule 457(a)		N/A	US$ 40,000,000 (1)	US$ 153.10 per $1,000,000	US$ 6124.00

	Total Offering Amounts					US$ 40,000,000		US$ 6124.00

Total Fees Previously Paid

Total Fee Offsets

	Net Fee Due							US$ 6124.00

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of Class A Common Share, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the Class A Common Shares the registrant registers, which will be calculated from its unaudited pro forma audited balance sheet as of     . Given that the registrant’s shares of Class A Common Shares are not traded on an exchange or over-the-counter,
the registrant did not use the market prices of its Class A Common Shares in accordance with Rule 457(c).